EXHIBIT 10.49
EXECUTION VERSION
DISTRIBUTION AGREEMENT
between
ANIKA THERAPEUTICS, INC.
and
ARTES MEDICAL, INC.

DISTRIBUTION AGREEMENT
     THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made effective as of July 7, 2008 (the “Effective Date”) by and between ANIKA THERAPEUTICS, INC., a Massachusetts corporation having a place of business at 32 Wiggins Avenue, Bedford, Massachusetts 01730 (“ANIKA”), and Artes Medical, Inc., having a place of business at 5870 Pacific Center Boulevard, San Diego, California 92121 (“ARTES”). ANIKA and ARTES are each referred to by name or as a “Party,” or collectively as the “Parties.”
RECITALS
1. ANIKA invents, develops, manufactures and commercializes therapeutic products and devices. Furthermore, ANIKA has developed a proprietary product intended for use in cosmetic-dermatological procedures, including cosmetic-tissue augmentation.
2. On July 16, 2007, ANIKA received PMA clearance for the cosmetic tissue augmentation product, ELEVESS.
3. ARTES possesses commercialization capabilities in the dermatological and cosmetic fields.
4. ANIKA desires to supply the Product to ARTES and ARTES desires to purchase the Product from ANIKA and to commercialize, distribute and sell it within the Field and in the Territory pursuant to this Agreement. NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I — DEFINITIONS
     When used in this Agreement, each of the following terms shall have the meaning set forth below. The term shall have the same meaning whether the singular or plural form is used.
“Affiliate” of a Person means any company or entity which controls, is controlled by or is under common control with such Person, where control, for purposes of this definition, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities, by contract or otherwise, or (ii) the Beneficial Ownership, directly or indirectly, of at least 50% of the voting securities of a Person. “Beneficial Ownership” shall be determined in compliance with Rule 13d-3 of the Securities Exchange Act of 1934.
“Agreement” shall have the meaning set forth in the preamble.

“ANIKA Intellectual Property” means the ANIKA Marks, the ANIKA Patents and any other Intellectual Property Rights of ANIKA that are necessary for the Commercialization of the Product in the Field in the Territory.
“ANIKA Marks” means the trade name, trademarks and service marks of ANIKA as set forth in Exhibit A hereto.
“ANIKA Patents” means the patents or applications therefor Controlled by ANIKA during the Term that are necessary for the Commercialization of the Product in the Field in the Territory. A list of current ANIKA Patents is recited in Exhibit B, which shall be updated from time to time.
“ANIKA” shall have the meaning set forth in the preamble.
“Annual Minimum Purchase Commitment” shall mean, for the applicable year, the amount set forth in Section 5.11.
“Applicable Law” means, with respect to the Product in the Territory, all national, federal, state, local, governmental, judicial, arbitral and other laws, statutes, codes, treaties, conventions, rules, regulations, judgments, awards, orders, directives and other pronouncements having the effect of law or similar binding effect, governing the activities contemplated by this Agreement.
“Audit” shall have the meaning set forth in Section 6.4(b).
“ARTES Seller(s)” means ARTES or any authorized Third Party or Affiliate of ARTES appointed by ARTES to engage in the distribution of Product anywhere in the Territory.
“ARTES” shall have the meaning set forth in the preamble.
“Business Day” means a day on which banking institutions in New York, New York are open for business.
“cGMP” means “Good Manufacturing Practices” as such term is generally understood in the medical device industry, as in effect from time to time.
“Claiming Party” shall have the meaning set forth in Section 13.5.
“Clinical Development” means all activities directly related to human clinical studies, including without limitation the Phase IV clinical study relating to the Product.
“Commercialization” shall mean any and all activities (whether conducted before or after Regulatory Approval) directed to the marketing, detailing and promotion of products after Regulatory Approval has been obtained, and shall include pre-launch and post-launch marketing, promoting, detailing, marketing research, distributing, and commercially selling the Product, transporting the Product for commercial sale and regulatory affairs with respect to the foregoing, but shall not include Post Approval Studies or Manufacturing or seeking Regulatory Approval. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meanings.

“Commercially Reasonable Efforts” means, with respect to the Commercialization of each Product, efforts and resources commonly used in the pharmaceutical industry by a company of the approximate size of the Party called upon to make such Commercially Reasonable Efforts for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Product without regard to the particular circumstances (other than size) of a Party, including any other product opportunities of such Party.
“Confidential Information” shall have the meaning set forth in Section 7.1.
“Control” or “Controlling” means, with respect to ANIKA, owned by or possesses the right to grant a license or sublicense without violating the terms of any agreement of ANIKA with any Third Party.
“Date of First Sale” means the date on which an ARTES Seller first sells a Product to a Third Party in an arms-length commercial transaction in conjunction with a commercial launch of such Product pursuant to a launch plan reviewed by the Steering Committee.
“Develop” or “Development” means all activities related to developing a product for Clinical Development, and if no Clinical Development is required, obtaining Regulatory Approval, including but not limited to generating any Information in this respect, chemical and analytical development, pre-clinical testing, toxicology, formulation, manufacturing process development, quality assurance and quality control, pharmacokinetics and the development of any assays requested by health authorities; provided that Develop or Development shall not include Clinical Development.
“Dollars” or “$” means lawful money of the United States in immediately available funds.
“Effective Date” shall have the meaning set forth in the preamble.
“Facility” means ANIKA’s manufacturing facility located at 236 West Cummings Park, Woburn, MA 01801, or any other manufacturing facility certified under Applicable Law for the manufacture of Product and selected by ANIKA from time to time.
“FDA” means the United States Food and Drug Administration or any successor agency.
“Field” means injectable products for use solely in cosmetic dermatology procedures in humans, including but not limited to the correction of soft tissue contour deficiencies such as wrinkles, folds, and scars, and the enlargement and/or smoothing of the appearance of lips.
“HA Product” means a product for use in the Field, one principal component of which is HA.
“HA” means a hyaluronic acid from any source whether as an acid, a pharmaceutically acceptable salt, or a mixture thereof, in any solid or solution phase form thereof or cross-linked or chemically modified hyaluronic acid derivatives such as, without limitation, cross-linked biscarbodiimide hyaluronic acid derivatives.

“Initial Term” shall have the meaning set forth in Section 12.1(a).
“Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, mask works, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.
“Joint Patent Holder” means                ***                or                           any related Person.
“Joint Patents” means the patents jointly owned by ANIKA and the Joint Patent Holder identified in Exhibit B.
“Net Sales” means, for sales of Product in the Territory, the gross amount invoiced by ARTES Sellers to customers, less (i) discounts, including cash discounts, unit discounts, rebates paid and retroactive price reductions or allowances actually allowed or granted from the billed amount, and (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Product, including recalls (provided such recalls are in accordance with Section Article V and except to the extent ANIKA has otherwise paid for such recall such that ARTES receives full payment for the recalled Product and does not have to refund any portion thereof). For purposes of calculating “Net Sales,” (a) amounts invoiced are for product sales only and exclude non-product line items such as taxes and shipping charges; (b) a Product shall be considered “sold” upon the invoicing of such Product by ARTES Sellers to Third Parties; and (c) Samples are to be excluded from both the Dollars and Unit count.
“Packaging Requirements” means the labeling and packaging specifications attached hereto as Exhibit F for the Product, as modified by Section 5.14 and as amended from time to time by mutual agreement of the Parties.
“Party” or “Parties” shall have the meaning set forth in the preamble.
“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel and other Third Parties and preparation, filing, prosecution and maintenance expenses incurred in connection with the establishment and maintenance of the ANIKA Patents.
“Patent Rights” means (i) valid and enforceable patents, including any extension, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or renewal thereof, and (ii) pending applications for letters patents, in any jurisdiction within the Territory.
“Per Unit Price” means the amounts set forth in Exhibit C.
“Person” shall mean any natural person, corporation, firm, limited liability company, limited liability partnership, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“PMA” means a premarket approval application filed with the FDA as defined in 21 CFR Part 814 or any successor provision.
“Price Per Sample” means the amount set forth in Exhibit C.
“Product” means a product in finished packaged form containing HA combined with Lidocaine, conforming to the Specifications, conforming to the Packaging Requirements, and for indications for use as specified in the PMA No. 050033 approval letter and all approved PMA supplements as of the Effective Date.
“Product Development” means the combination of activities defined as Development and Clinical Development.
“Regulatory Approval Application” means an application for Regulatory Approval required before first commercial sale or use of a Product as a drug or a medical device in any jurisdiction.
“Regulatory Approval” means, with respect to a Product in the Territory, all unrestricted approvals, clearances, registrations and permits required under Applicable Law for first use or sale of such product, whether a medical device and/or drug.
“Regulatory Approval Fees” means any regulatory agency filing and processing fees, Regulatory Approval Application drafting expenses, and expenses associated with translation of any such Regulatory Approval Application.
“Samples” means samples of the Product that are not for re-sale by ARTES and are labeled as such and provided by ANIKA to ARTES
“SKU” means each unique packaging configuration for a Product.
“Specifications” means the specifications attached hereto as Exhibit D for the Product, as amended from time to time by mutual agreement by the Parties.
“Steering Committee” shall have the meaning set forth in Section 14.1 of this Agreement.
“Term” shall have the meaning set forth in Section 12.1(b).
“Territory” means the fifty states and District of Columbia comprising United States of America, and Puerto Rico, but excluding any other of its territories.
“Third Party(ies)” means any entity other than ANIKA, ARTES, or any Affiliates of ANIKA or ARTES.
“Unit” means each syringe containing Product.
“United States” means the United States of America.

ARTICLE II — PRODUCT DEVELOPMENT
     2.1. Continued Development of the Product.
     (a) The Parties agree to negotiate in good faith a product development and clinical development strategy agreement, including line extensions and funding contributions, by                ***                .
     2.2. Ownership, Filing of Regulatory Approval Applications and Obtaining Regulatory Approvals.
     (a) ANIKA (i) shall be responsible for and shall use commercially reasonable efforts in filing Regulatory Approval Applications and obtaining and maintaining Regulatory Approvals for the Product in the Territory, (ii) shall own all Regulatory Approval Applications and Regulatory Approvals, and (iii) shall inform ARTES of any action taken in connection therewith. ANIKA shall bear all reasonable Regulatory Approval Fees associated with Regulatory Approval Applications and with Regulatory Approvals for the Product in the Territory.
     (b) All Regulatory Approvals for the Product will be issued under ANIKA’s name and ANIKA will own all relevant documents associated with such Regulatory Approvals and corresponding Regulatory Approval Application materials. ANIKA shall provide ARTES with access to an electronic copy of all Regulatory Approvals and Regulatory Approval Applications for the Product.
     (c) ANIKA shall be responsible for all communications with any governmental authority or agency concerning the Product, and Artes shall not initiate in any communications with any governmental authority or agency concerning the Product unless requested to do so by ANIKA.
ARTICLE III — COMMERCIALIZATION
     3.1. ARTES’ Commercialization Obligations For the Product. ARTES shall be responsible for and shall use Commercially Reasonable Efforts to conduct the Commercialization of the Product under this Agreement. ARTES’ failure to use Commercially Reasonable Efforts to conduct the Commercialization of the Product under this Agreement shall be considered a material breach of the Agreement.
     3.2. Commercial Launch of the Product. ARTES shall cause the commercial launch to occur as soon as practicable after           *** .
     3.3. Right to Accompany. Subject to ARTES’ approval, which approval shall not be unreasonably withheld, ANIKA, at its expense and upon reasonable notice to ARTES, shall have the right to accompany ARTES or ARTES’ Sellers to any conventions, any Product-specific sales training meetings, any significant physical meetings with any regulatory authorities or any governmental or reimbursement agency or carrier, or any non-routine
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

meetings with key clinicians where the Parties reasonably believe that ANIKA’s presence will add value to the development of the business. ARTES will endeavor to give ANIKA reasonable advanced notice of any such conventions, meetings or sessions described in this Section 3.3.
     3.4. ARTES Sellers.
     (a) ARTES shall not be entitled to appoint or engage any Third Party ARTES Seller to market, sell or distribute any Product, without the prior written consent of ANIKA, which consent shall not be unreasonably withheld. In no event shall any permitted ARTES Seller be appointed as an agent of ANIKA, and ARTES shall not otherwise designate or appoint any party to serve as its agent in connection with the marketing, sale or distribution of the Product in the Territory.
     (b) ARTES shall cause any and all permitted ARTES Sellers to agree in writing to be bound by the terms and conditions of this Agreement. Such written agreement shall provide that ANIKA shall be a third-party beneficiary thereunder.
     (c) ARTES shall remain jointly and severally liable under this Agreement for the actions and omissions of each permitted ARTES Seller, and ARTES shall be solely responsible for any commitment or liabilities to any of its permitted ARTES Sellers.
ARTICLE IV — INTELLECTUAL PROPERTY LICENSE GRANTS
     4.1. License. ANIKA hereby grants to ARTES, for the Term, an exclusive, non-transferable (except as permitted by Section 16.5) and paid-up license under the ANIKA Intellectual Property, solely to purchase the Product from ANIKA and promote, sell, offer to sell, and distribute the Product in the Field in the Territory and for no other purpose. ARTES shall have the right to sublicense such license, and the license granted in Section 4.2, to any permitted ARTES Sellers as provided in Section 3.4.
     4.2. Use of Marks. Subject to the terms and conditions hereof, solely in connection with marketing and sale of the Product by ARTES, ARTES shall have the right to use the ANIKA Marks. ARTES shall not promote, market, brand or sell the Product using any other trademark, logo or trade name other than the ANIKA Marks; provided, however, ARTES shall have the right to affix its company name to the packaging of the Product in a manner to be agreed by the Parties. ANIKA grants to ARTES a non-exclusive, non-transferable license to use the ANIKA Marks for such purpose. ARTES shall use the ANIKA Marks only in connection with the marketing and sale of the Product, and not in connection with any other products or services of any Person. ARTES may not modify any of the ANIKA Marks or combine them with any other marks of any Person. All proposed brochures, advertisements, displays, packaging, and other materials in which any ANIKA Mark is to be used shall be submitted to ANIKA for its approval (which approval shall not be unreasonably withheld, delayed or conditioned) at least five (5) Business Days in advance of production or any use or distribution thereof. ARTES shall not use or distribute any such materials without ANIKA ‘s written approval, and such approval shall be deemed granted if ANIKA does not deliver an objection in writing to ARTES concerning any such furnished material within five (5) Business Days of ANIKA’s actual receipt of such furnished material. Any such use of approved materials shall be only in accordance with the samples or designs provided to ANIKA in connection with such approval. ARTES shall not file any application for registration in any jurisdiction with respect to any ANIKA Mark, or any mark or name confusingly similar thereto. Except to the extent authorized in writing by ANIKA, or as provided in Section 12.3(a), upon termination of this Agreement for any reason, ARTES shall immediately cease all use of the ANIKA Marks and deliver to ANIKA all such materials in ARTES’ control or possession that bear any ANIKA Marks, including any and all sales literature, or, at ANIKA’s election, destroy all such materials and deliver to ANIKA a certificate signed by an executive officer certifying to such destruction. Upon termination of the trademark license granted herein, all goodwill accruing from ARTES’ use of the ANIKA Marks shall inure to the benefit of ANIKA. ARTES shall have no interest in the ANIKA Marks except its rights provided in this Agreement. Notwithstanding any approval by ANIKA of brochures, advertisements, displays, packaging, or other materials as set forth in this Section 4.2, ARTES remains solely liable for any claims or information contained in such brochures, advertisements, displays, packaging, or other materials, to the extent that such claims and such information are not supported by the Product label and package insert claims and information as authorized by the FDA approval letter.
     4.3. Reservation of Rights. Except as expressly set forth herein, ANIKA reserves all right, title and interest in the ANIKA Intellectual Property, and ARTES shall not acquire, or be deemed to have acquired, any right, title or interest whatsoever as a result of this Agreement in the ANIKA Intellectual Property or the Intellectual Property Rights of any of its Affiliates.
ARTICLE V — MANUFACTURE AND SUPPLY
     5.1. Supply of Product. Subject to the provisions of this Agreement, during the Term, ANIKA and its Affiliates shall manufacture and supply ARTES in the Territory on an exclusive basis with those quantities of the Product as ordered by ARTES pursuant to and in accordance with the terms of this Agreement, and ARTES and its Affiliates shall purchase exclusively from ANIKA (which includes permitted sublicensees of ANIKA pursuant to Section 5.2) 100% of ARTES’ requirements for the Product to be sold subject to the ordering procedures set forth in this Article V. During the Term, ARTES will not distribute and ANIKA will not supply another temporary filler in the Territory nor enable (via license or technology transfer or otherwise) any Person to supply another temporary filler in the Territory, regardless of material composition, that competes with the Product. ANIKA’s associated responsibilities shall include:
     (a) identifying, ordering, procuring, reception, control and storage of raw materials and work-in process inventory;
     (b) manufacturing, packaging, filling, sealing, printing, labeling, packing and storage of the Product until delivery pursuant to Section 5.15;
     (c) control and testing of the finished Product to the extent required by Applicable Law or pursuant to the terms of this Agreement;
     (d) decision to release batches of the Product for delivery;

     (e) delivery of the Product in accordance with Section 5.15;
     (f) storage of batch records and retention samples to the extent required by Applicable Law or pursuant to the terms of this Agreement; and
     (g) file maintenance to the extent required by Applicable Law or pursuant to the terms of this Agreement.
     5.2. Permitted Sublicensees. Notwithstanding any provision in this Agreement, ANIKA shall be permitted to sublicense or outsource to Affiliates or Third Parties the manufacturing and supply of the Product; provided, however, that ANIKA shall be responsible for the compliance by such sublicensees or outsourced parties with all applicable terms of this Agreement and bear all the related costs that ANIKA is obligated to bear under this Agreement. ANIKA shall consult with ARTES with respect to the selection by ANIKA of any such Third Party sublicensees or outsourced parties.
     5.3. Compliance with Applicable Law. ANIKA shall comply in all material respects with all Applicable Laws relating to the manufacture and supply of the Product being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with cGMP), it being understood by the Parties that, upon delivery of the Product to the Shipping Point in accordance with Section 5.15, responsibility for compliance thereafter with all Applicable Laws with respect to such delivered Units of the Product shall shift to ARTES, and thereafter ARTES shall comply in all material respects with all Applicable Laws relating to the storage and distribution of the Product.
     5.4. ANIKA Marketing Support; Samples. ANIKA agrees to assist ARTES’ Commercialization effort by providing Samples as set forth on Exhibit C. ARTES agrees that the Samples shall be used solely for marketing purposes in accordance with Applicable Law, and ARTES shall not sell, or offer for sale, or otherwise permit its Affiliates or distributors to sell or offer for sale, the Samples.
     5.5. Pricing. ARTES shall pay ANIKA for the Product in accordance with the prices set forth in Exhibit C hereto.
     5.6. Payment Terms.
     (a) The Per Unit Price payments shall become due and payable by ARTES no later than thirty (30) days after ARTES has received an invoice for any Product (which invoice shall not be sent by Anika prior to shipment of the applicable Product). ARTES agrees that receipt of an invoice by facsimile transmission shall be treated as receipt of an original invoice for purposes of this Agreement. ARTES shall make the Per Unit Price payments hereunder to ANIKA within the above referenced thirty (30) day period in accordance with written wire instructions delivered to ARTES by ANIKA from time to time.
     (b) ARTES shall be responsible for all such payments and late payments that are due to ANIKA pursuant to the terms of this Agreement. Any past due amounts for any overdue payment to either Party pursuant to any provision of this Agreement will be subject to a late fee of one percent (1%) per month, or the highest rate allowed by law, whichever is less, with such interest accrual commencing on the thirtieth (30th) day after the applicable due date. All costs of enforcing or collecting payment hereunder, including attorneys’ fees and expenses and court costs, shall be paid by the non-prevailing Party. Breach for non-payment commences on the thirtieth (30th) day following the due date assuming the invoice is materially accurate; provided, however, that ARTES shall promptly notify ANIKA of any material inaccuracies in any ANIKA invoice received by ARTES.
     5.7. Concurrent with the execution of this Agreement, ARTES shall provide ANIKA with its initial written forecast of ARTES’ anticipated requirements for such Product by SKU for each of the first twelve (12) months following such execution (such initial forecast and all future forecasts herein referred to as a “Forecast” or the “Forecasts”); provided, however, that such initial Forecast shall provide for delivery on an expedited basis of up to                 ***                Units of such Product per month in the first two (2) months of such Forecast. From and after the delivery of the initial Forecast, no later than fifteen (15) days prior to the commencement of each calendar month during the Term, ARTES shall provide ANIKA with a revised Forecast by SKU covering each of the following twelve (12) months, accompanied by firm purchase orders for the first three months of the Forecast. With respect to all Forecasts issued to ANIKA by ARTES pursuant to the terms hereof, the quantities forecasted for the first and second months (the second and third months of the previous month’s Forecast) shall equal the amounts provided in the previous forecast, and the new third month shall now also become binding on the Parties on a rolling basis (i.e., such “third” month’s commitment means a commitment to place, in such month, Purchase Orders for delivery of Product at least 60 days thereafter) and constitute a firm commitment for Product, regardless of receipt by ANIKA of ARTES’ actual Purchase Orders, it being understood and agreed that should ANIKA fail to deliver the committed quantity in a given month, that ARTES shall have the right to reduce a subsequent month’s commitment by the amount ANIKA failed to deliver.
     5.8. Subject to the binding commitment incurred pursuant to each Forecast pursuant to Section 5.7, ARTES shall place specific binding orders for the Product by the issuance of separate purchase orders (the “Purchase Orders”) to ANIKA, provided that all Purchase Orders must be submitted at least sixty (60) days in advance of the requested shipping date, which Purchase Orders may be in written or electronic form or by any other means agreed to by the Parties and shall be binding on ANIKA to the extent that such purchase orders do not exceed 100% by SKU by month of the applicable Forecast with respect to the first, second and third months of such Forecast, 120% by SKU by month of such Forecast with respect to the fourth month, and 150% by SKU by month of such Forecast with respect to the fifth and sixth months. If ARTES requests a quantity of Product that exceeds the binding portion of a given Forecast, the Parties agree in good faith to negotiate additional quantities and associated delivery dates. The Purchase Orders shall designate the desired SKU’s and quantities of Product (subject to the requirements of this Section 5.8), delivery dates, and destinations. The minimum Purchase Order quantity by SKU shall be                ***                Units. ARTES shall issue written Purchase Orders for Products to ANIKA at least sixty (60) days prior to the requested delivery dates.
     5.9. In the event that ARTES shall fail to place sufficient Purchase Orders to satisfy the binding monthly order commitment incurred pursuant to any Forecast, such Purchase
     *** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Orders shall be deemed to have been submitted by ARTES on the last day of the applicable month, and ANIKA shall deliver such Units of Product to ARTES sixty (60) days thereafter in accordance with such deemed Purchase Order.
     5.10. To the extent of any conflict or inconsistency between this Agreement and any Purchase Order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.
     5.11. Annual Minimum Purchase Commitment.
     (a) In order to maintain this Agreement, ARTES needs to take or purchase, at a minimum, the following quantities of Product for the applicable year (the “Annual Minimum Purchase Commitment”):
(i)	2008 calendar year: *** Units

(ii)	2009 calendar year: *** Units

(iii)	2010 calendar year: *** Units

(iv)	2011 calendar year: *** of the actual Units sold by ARTES in the 2010 calendar year.

(iv)	2012 calendar year: *** of the actual Units sold by ARTES in the 2011 calendar year.
     (b) It is agreed that if ARTES has placed a Purchase Order calling for delivery of Units before year-end, and ANIKA has accepted such Purchase Order, but ANIKA fails to ship such Units by year-end, ARTES shall be deemed to have “purchased” such Units before year-end for the purpose of determining compliance with the Annual Minimum Purchase Commitment; but ARTES nonetheless shall not be required to actually pay for such Units until after they are actually delivered.
     (c) For any calendar year in which ARTES has not met the Annual Minimum Purchase Commitment, ARTES will have the right to pay ANIKA the balance due by multiplying the purchase shortfall in Units, times the Per Unit Price per Exhibit C, such amount being due on or before December 31 of the year in which the shortfall occurs. Such a payment shall be deemed to be as good as an actual purchase of such Units for the purpose of determining compliance with the Annual Minimum Purchase Commitment.
     (d) Upon                 ***                 days’ written notice to ARTES, ANIKA shall have the right to terminate all of ARTES’ rights and obligations under this Agreement if ARTES fails to meet its calendar year Annual Minimum Purchase Commitment.
     5.12. Specifications. ANIKA agrees that it shall manufacture the Products in accordance with the Specifications and with the Packaging Requirements.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     5.13. Records.
     (a) ANIKA shall keep complete, accurate and detailed original records pertaining to the manufacture, including quality control, of the Product. ARTES shall keep, and will use its reasonable efforts to the extent required by Applicable Law to cause other ARTES Sellers to keep, complete, accurate and detailed original records pertaining to the use, storage, sale, distribution and other disposition of the Product, including for each lot number of Product, the quantity shipped and where the lot was shipped, so that, among other things, in the event of a recall, ARTES will be able to contact all physicians and/or end users of Product. Each party shall keep its respective records for at least five (5) years or for such longer period if and as required by Applicable Law from the date of delivery or receipt, as applicable, of each batch of Product to which said records pertain. For validation batches, each Party shall keep the documents throughout the commercial life of the relevant Products.
     (b) Subject to any more specific express limitations set forth elsewhere in this Agreement, each Party shall make available such records (including making copies thereof) to the other Party for such lawful purpose as such other Party may reasonably request in writing as reasonably necessary for complying with such Party’s obligations or exercising such Party’s rights under this Agreement during the Term, or as would otherwise be necessary for complying with Applicable Law.
     5.14. Packaging. ARTES agrees to use ANIKA’s existing labeling and packaging (modified as per Section 4.2) in the Territory as attached hereto as Exhibit F.
     5.15. Shipment.
     (a) ANIKA shall deliver the Product to the Shipping Point by such mode of transportation as ARTES shall direct and pursuant to the validated transportation specifications to ensure Product quality (including packaging and temperature). At the time of such delivery, (i) each Product with an           ***           shelf life shall have at a minimum            ***           of shelf life remaining, and (ii) each Product with a shorter than                 ***                shelf life shall have at a minimum           ***           of such shelf life remaining. All charges for packing, handling, hauling, storage, bar coding and transportation to the Shipping Point are included in the Per Unit Price unless otherwise agreed to by the Parties in writing.
     (b) The risk of loss and damage with respect to the Product shall remain with ANIKA through production until the Product is picked-up by ARTES’ carrier at ANIKA’s Facility (the “Shipping Point”). Shipping terms will be Ex Works (EXW) per INCOTERMS 2000. ANIKA will pack all Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the normal effects of shipping, including handling during loading and unloading. ARTES shall be responsible for designating the carrier(s) and negotiating terms for shipment of Product (and ANIKA agrees to cooperate therewith by providing to ARTES ANIKA’s insights and recommendations), and ARTES shall be responsible for payment of all transportation charges, shipping insurance, handling, storage, taxes, custom duties and fees and all other charges incident to the storage and movement of the Products (including Samples) in
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

commerce subsequent to delivery by ANIKA to the Shipping Point. Except as provided in Section 5.9, ANIKA agrees not to direct the shipment of any Product to ARTES or any other location other than as directed by ARTES. In the event any of said charges are paid by ANIKA, with the approval of ARTES, ANIKA shall invoice ARTES therefor, and ARTES shall remit said amount(s) to ANIKA not later than thirty (30) days after the date of invoice. ANIKA agrees to provide reasonable assistance to ARTES’ operations people in their development and validation of their shipment protocol.
     (c) Certificates of Analysis. At the time of delivery, ANIKA shall provide ARTES with a certificate of analysis for each batch of the Product delivered confirming that each batch of Product complies with the applicable Specifications, and containing a statement of conformance confirming that each batch of Product complies with the cGMP.
     5.16. Inspection by ARTES. During the Term, ARTES retains the right to perform independent quality assurance audits of the Facility where the Products are manufactured and of the procedures and capabilities relating to the manufacture of the Product. Such audits shall include, without limitation, inspection of manufacturing, laboratory and storage facilities, any materials stored for ARTES, all equipment and machinery and all records relating to such manufacturing. Such audits shall not unreasonably disrupt the normal operations of ANIKA. Such audits shall be conducted during normal business hours upon at least twenty (20) Business Days prior written notice and shall be limited to not more than one (1) visit per year, except in the event of a Recall of the Product not caused by ARTES or governmental action involving the Product, in which case ARTES shall have the right to one (1) additional audit visit per such Recall or governmental action. Observations and conclusions of such audits will be issued by ARTES and discussed with ANIKA, and the Parties may agree upon what, if any, corrective actions will be implemented by ANIKA in response to such observations and conclusions. ANIKA shall implement any such agreed-to corrective actions as soon as practicable at its expense. The cost of all such audits shall be borne by ARTES.
     5.17. Inspection by ANIKA. ANIKA shall have the right to visit ARTES’ or ARTES’ Sellers’ facilities where the Product is stored or delivered from time to time during the Term to perform a quality audit of ARTES’ records concerning storage and physical distribution (including shipping and handling) of the Product (but not to include any information pertaining to customers, except the minimum amount of information pertaining to customers which is necessary with respect to addressing storage/physical distribution quality issues that are disclosed during the course of the audit). Such audits shall include, without limitation, inspection of distribution and storage facilities, all equipment and machinery and all records relating to such storage and physical distribution (but not to include any information pertaining to customers, except the minimum amount of information pertaining to customers necessary with respect to addressing storage/physical distribution quality issues that are disclosed during the course of the audit). Such audits shall not unreasonably disrupt the normal operations of ARTES. Such audits shall be conducted during normal business hours upon at least twenty (20) Business Days prior written notice and shall be limited to not more than one (1) visit per year, except in the event of a Recall of the Product not caused by ANIKA or governmental action involving the Product, in which case ANIKA shall have the right to one (1) additional audit visit per such Recall. Observations and conclusions of such audits will be issued by ANIKA and discussed with ARTES, and the Parties may agree upon what, if any, corrective actions will be implemented by ARTES in response to such observations and conclusions. ARTES shall implement any such agreed-to corrective actions as soon as practicable at its expense. The cost of all such audits shall be borne by ANIKA.
     5.18. Product Acceptance and Rejection.
     (a) In the event that ARTES reasonably believes that any portion of the Product delivered to ARTES by ANIKA fails to conform with any Specification, ARTES may reject all or a portion of the same by giving written notice to ANIKA within thirty (30) days of ARTES’ receipt of the Product from the carrier and may not so reject after thirty (30) days from ARTES’ receipt of the Product from the carrier. Such notice shall evidence ARTES’ claims of nonconformity of the Product with an analysis of the allegedly nonconforming Product that shall have been prepared by ARTES or its agent. Such report shall be accompanied with a copy of the records pertaining to such testing and a sample of the Product from the batch analyzed. If the non-conformity is due to damage to the Product caused subsequent to ANIKA’s delivery to a common carrier at ANIKA’s Shipping Point, ANIKA shall have no liability to ARTES with respect thereto.
     (b) If, after its own analysis of a sample stored by ANIKA from such lot of the Product (which such sample ANIKA is required to retain) (the “Retained Sample”), ANIKA confirms such nonconformity, ANIKA shall, at ARTES’ election (which election shall be communicated in writing to ANIKA no later than ten (10) Business Days after ARTES’ rejection of such Product pursuant to Section 5.18(a)), either replace the nonconforming Product with a conforming Product (including reimbursement of freight and disposition costs) as soon as reasonably practicable at ANIKA’s expense or refund to ARTES the entire Per Unit Price therefor; provided, however, that, if ARTES elects the refund with respect to Product delivered in the fourth calendar quarter of any year (but not during the first three calendar quarters of any year), then ARTES’ required minimum purchases for the applicable year shall be reduced Unit for Unit. For clarity, such reduction shall not apply to Product delivered during the first three calendar quarters of any year. Except as set forth in Article IX , the foregoing, and the rights under Article XII, shall be ARTES’s sole and exclusive remedy with respect to such nonconformity, unless this Agreement is terminated pursuant to Section 12.2(a) as a result of a breach by ANIKA, in which case ARTES shall be entitled to all available remedies in respect of any breach of this Agreement. The nonconforming Product shall either be returned to ANIKA, at ANIKA’s request, or destroyed by ARTES, in each case at ANIKA’s expense.
     (c) If, after ANIKA’s own analysis, ANIKA does not confirm such non-conformance to the Specifications or whether the Retained Sample of the Product has such a defect, Anika may deliver its Retained Sample to an independent Third-Party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. All costs associated with such Third-Party testing shall be at ARTES’ expense unless the tested Product is deemed by such Third-Party to be materially defective or not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be paid by ANIKA, and the remedy provisions of Section 5.18(b) shall also apply.

     (d) Except as provided in Section 5.18(a), no inspection or testing of or payment for Product by ARTES or any Third-Party agent of ARTES shall constitute acceptance by ARTES thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of ANIKA for testing, inspection and quality control as provided in the Specifications or under Applicable Law. In the event that any such shipment or batch thereof is ultimately agreed or found to meet the Specifications, ARTES shall retain such shipment or batch, and all the terms and conditions of this Agreement and the License Agreement shall continue to apply to such Product.
     5.19. Reportable Events. ANIKA shall be responsible for notifying all applicable regulatory authorities of reportable events (including without limitation complaints) involving the Product for which ANIKA receives written notification, as required by Applicable Law. ARTES shall notify ANIKA of potentially reportable events promptly but in no event later than twenty-four (24) hours after it receives notice of such event. In addition, all such notices shall be consistent with the requirements of Applicable Law in the applicable jurisdictions.
     5.20. Product Complaints. The Parties have determined that ARTES will be the primary Party to receive complaints, interface with the customer, and perform initial investigations of complaints. For medical complaints, the Parties will rely on ARTES’ Vice President of Regulatory and Quality for the initial investigation, and ARTES’ Vice President of Regulatory and Quality and ANIKA will decide on the severity of the event and the reporting consequences. In the event of a disagreement, ANIKA reserves the right to perform its own investigation. As owner of all regulatory filings for the Product, ANIKA shall be responsible for all contact and correspondence with regulatory authorities. Each Party shall promptly (but in no event later than twenty-four (24) hours after it receives a complaint) communicate to the other Party by facsimile, telephone or email (and confirm any such telephone communication as instructed at the time) any complaint received in respect of the Product in the configuration supplied by the other Party. To the extent known by the notifying Party, each notification of a complaint shall contain, but not be limited to, the lot number, dosage size, expiration date, indication for actual use, description of circumstances involved in the failure of the Unit(s) in question, and any other pertinent information available at that time to the Party that receives such complaint. Notwithstanding any other provision of this Agreement, ARTES shall promptly provide ANIKA with any information in its possession or control regarding any physician, other medical professional or complainant in regard to complaint received in respect of the Product. The Parties shall reasonably cooperate to address the complaint, including providing access to employees with knowledge of facts pertinent to such complaint and making available all relevant documentation. For avoidance of doubt and notwithstanding the foregoing, nothing in this Section 5.20 is intended to shift between the Parties responsibilities under Applicable Law concerning complaints related to the Products.
     5.21. Product Recalls.
     (a) If the Product is subjected to a recall by any governmental agency, or, after consultation between each Party’s principal executive officer, the Parties jointly elect to make a Product recall, withdrawal or corrective action (collectively, the “Recall”), the expense of such Recall shall be borne as follows:

     (i) If (A) it is established that the Product was nonconforming with any Specification or Packaging Requirement upon delivery by ANIKA to a common carrier at ANIKA’s Shipping Point, or (B) such Recall arises from any breach by ANIKA of the provisions of this Agreement, or (C) such Recall results from problems inherent in Products which conform with all Specifications and Packaging Requirements and which have not experienced problems in storage or physical distribution by ARTES, then ANIKA shall bear all expenses related to the Recall, including the replacement of the recalled or withdrawn Product, which shall be replaced as soon as reasonably practicable.
     (ii) If such Recall arises as a result of actions or omissions on the part of ARTES Sellers, or from any breach by ARTES Sellers of the provisions of this Agreement, then ARTES shall hold ANIKA harmless and shall bear all costs and expenses in connection with such Recall.
     (b) If the Parties elect to make a Product Recall as set forth in 5.21(a), the Parties shall reasonably cooperate in good faith to effect such Recall. Upon any Recall due to safety concerns (unless such Recall arises under the circumstances described in Section 5.21(a)(ii)), ARTES shall be relieved of its obligations under Article V hereof during the continuation of such Recall, provided such Recall materially interferes with ARTES’ ability to sell the Product. If such safety concern, which (for the avoidance of doubt) excludes concerns arising under the circumstances described in Section 5.21(a)(ii), has a material adverse effect on aggregate Net Sales of the Product in the Territory, ARTES shall have the further right to terminate all of its rights and obligations under this Agreement.
ARTICLE VI — PAYMENTS
     6.1. Payments. In consideration of the rights and licenses granted under this Agreement, ARTES agrees to pay ANIKA the following amounts:
     (a) Per Unit Price/Per Sample Price. For each Sample provided by ANIKA to ARTES, ARTES shall pay to ANIKA the Per Sample Price. For each Unit of Product provided by ANIKA to ARTES, ARTES shall pay to ANIKA the Per Unit Price.
     (b) Product Royalties.
     (i) Within twenty (20) days following the completion of each calendar quarter during the Term, ARTES will pay to ANIKA a royalty equal to the excess, if any, of (A)                ***                of cumulated Net Sales of the Product during the preceding calendar quarter, over (B) the sum of (I) the cumulative Per Unit Price previously paid with respect to the Units sold and included in the Net Sales for such quarter and (II)               ***                of the cumulative shipping cost for shipment of Products from ANIKA to ARTES during such quarter.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     (ii) Royalties shall be paid in respect of all sales of the Product in the Territory for the entire Term, including extensions or renewals thereof.
     6.2. Payment Methods. All payments under this Agreement shall be paid in Dollars. Each Party will make all payments to the other under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.
     6.3. Payment Terms. Any past due amounts for any overdue payment under Section 6.1, will be subject to a late fee of one percent (1%) per month, or the highest rate allowed by the law governing this Agreement, whichever is less, with such interest accrual commencing on the first (1st) day after the due date. All costs of enforcing or collecting payment hereunder, including attorneys’ fees and court costs, shall be paid by the non-prevailing Party. Breach for non-payment commences on the first (1st) day following the due date.
     6.4. Reports and Records.
     (a) During the Term and commencing with the Date of First Sale of a Product, ARTES shall furnish, or cause to be furnished to ANIKA, written reports within fifteen (15) days following the end of each month, showing:
     (i) the Net Sales of the Product sold during such month and the total for all months of the current calendar year, summarized by each ARTES selling region; and
     (ii) the Units of the Product sold, summarized by each ARTES selling region, during such month and the total for all months of the current calendar year.
     (b) ARTES shall maintain complete and accurate records, in accordance with GAAP (Generally Accepted Accounting Principles in the United States) practices, which are relevant to payments under this Agreement, including Net Sales calculations, and such records shall be open during reasonable business hours for a period of five (5) years from creation of individual records for reasonable confidential examination at ANIKA’s expense, but not more often than once each year, by an independent certified public accountant selected by ANIKA and acceptable to ARTES for the sole purpose of verifying the correctness of calculations or payments made under this Agreement (the “Audit”). ANIKA shall pay for such Audits, except that in the event there is any adjustment in aggregate royalties payable for any year covered by such Audit of more than                ***                 of the amount previously paid by ARTES for the period subject to the Audit, ARTES shall pay for such Audit. Any records or accounting information received from ARTES shall be Confidential Information for purposes of Article VII, and in no event shall the independent certified public accountant disclose any ARTES customer information to ANIKA.
     (c) Along with the royalty payment as set forth in Section 6.1(b)(i), ARTES shall provide ANIKA with a final report containing the Net Sales in the Territory for each calendar
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

quarter within twenty (20) days following the end of such calendar quarter. Such final reports will be the basis for and concomitant with ARTES’ payments to ANIKA under Section 6.1(a).
ARTICLE VII — PUBLICATIONS; TRANSFER OF DATA;
CONFIDENTIALITY; COOPERATION
     7.1. Confidentiality; Exceptions. The Parties acknowledge that discussions between ANIKA and ARTES will necessarily require the exchange of information (including detailed financial and Product information) that is considered confidential and proprietary by the disclosing Party. The Parties agree for themselves and their Affiliates that any information relating to the business of the disclosing Party which such Party discloses to the other Party pursuant to this Agreement shall be considered “Confidential Information” and shall include, without limitation, (i) the Specifications; (ii) earnings, costs, and other financial information; (iii) drawings, formulations, samples, technical data, photographs, manufacturing methods, testing procedures; (iv) marketing, sales and customer information relating to the disclosing Party’s business; (v) all clinical studies and data developed by either Party in connection with this Agreement; and (vi) all other Information related to the Product. Except to the extent authorized by this Agreement or otherwise agreed in writing, the Parties agree that from the Effective Date, subject to and except as permitted by Section 7.4 of this Agreement, each Party shall keep confidential (and shall cause the directors, officers, employees and agents of such Party or its Affiliates and sublicensees to keep confidential) and shall not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, the Confidential Information, except to the extent the receiving Party’s (and their Affiliates and sublicensees) employees and/or agents (including consultants) need to know such Confidential Information in order to discharge such Party’s obligations and exercise its rights hereunder or thereunder. For avoidance of doubt: in the event any Party uses such Confidential Information for any purpose other than as provided for in this Agreement such use shall constitute a breach of this Agreement, as the case may be. Each Party will protect the other Party’s Confidential Information from unauthorized use, access or disclosure in the same manner that it protects it own similar Confidential Information. Confidential Information shall not include information which:
     (i) was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;
     (ii) was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
     (iii) became available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party (or its Affiliate or sublicensee) in breach of this Agreement; or

     (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
The receiving Party shall be allowed to disclose Confidential Information pursuant to a formal request by a governmental authority or a requirement to be disclosed as a result of a judicial order or decree or Applicable Law or regulation; provided, however, that the Party whose Confidential Information is the subject of such request or judicial order or decree is given the opportunity (to the extent not violative of Applicable Law) to limit or contest the request or judicial order or decree prior to any disclosure.
Each Party will be responsible and liable for all breaches of the confidentiality provisions of this Agreement by its directors, officers, employees, agents, sublicensees and Affiliates.
     7.2. Authorized Disclosure; Protective Measures. Except as provided otherwise in this Agreement, each Party may disclose this Agreement and the terms of this Agreement to Third Parties (including without limitation investors and potential investors, Affiliates, sublicensees, distributors and suppliers) under appropriate terms and conditions that include confidentiality provisions substantially equivalent to those in this Agreement as is necessary to exercise the rights granted, and perform the obligations contained, herein, and/or to investors, potential investors, investment bankers and professional advisers in connection with such Party’s financing and/or strategic transaction activities, provided, however, that neither Party shall disclose information regarding (i) the Specifications pursuant to this Section 7.2, or (ii) Sections 2.1(a), 5.11, and 6.1, and Exhibit C to any of the foregoing that manufacture, sell or distribute a product that is competitive with the Product, in each case, without the prior written consent of the other Party.
     7.3. Publications. Notwithstanding any other provision of this Agreement, including, but not limited to the provisions of Section 7.4, ANIKA may publish the results of any Product Development activities relating to the Product, provided that ANIKA submits a draft of any proposed publication to ARTES ten (10) days prior to publication, and ARTES gives consent to such publication, such consent not to be unreasonably withheld, and such consent shall be deemed granted if not given by ARTES within five (5) Business Days of ARTES’ actual receipt of such draft.
     7.4. Public Announcements.
     (a) Neither Party shall issue any pre-planned press release or other pre-planned publicity materials, or make any pre-planned public presentation with respect to any of the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder (other than with respect to the existence of this Agreement or ARTES’ sales figures), in each case without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), save only such announcements that are required by or advisable to be made under Applicable Law or the rules of any securities exchange, in which case the other Party shall at least be provided with a copy of such announcement prior to its release. Notwithstanding the foregoing prior written consent requirement, each Party is hereby granted the right to issue a press release, materials and/or presentations as follows: (i) upon execution of this Agreement, provided that the other Party has been provided with, and given the opportunity to review, such press release, (ii) with respect to this Agreement without the prior written consent of the other Party in connection with statements in quarterly or annual SEC filings and/or press releases reporting the Party’s quarterly or yearly financial or operating results to the extent they relate to such financial or operating results, and (iii) upon the happening of the following events: the filing of any Regulatory Approval Applications, the receipt of any Regulatory Approvals, any significant clinical trial development (including initiation and/or completion of a clinical trial) and Commercialization in any country or region, provided that in the case of clause (iii) the content of such release is reasonably satisfactory to the other Party. In addition, no consent is required with regard to information which shall have already been consented to before (or which shall have been publicly promulgated before without a requirement for consent). Notwithstanding anything provided in this Section 7.4, neither Party shall (i) make any disparaging statements regarding the other Party, or (ii) make any statements (inconsistent with the FDA approval letter and not approved by the other Party) regarding characteristics, attributes or capabilities of the Product.
     (b) In the event of such publication, press release or public announcement described in Section 7.4(a) for which the prior written consent of the other Party is required or the content of which must be reasonably satisfactory to the other Party, the Party making the announcement will give the other Party at least reasonable advance notice of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. Notwithstanding the foregoing, however, where urgent, unusual and rare circumstances require immediate disclosure upon the advice of the Party’s counsel, a Party will, unless impossible or inadvisable because of legal reasons, provide at least two (2) Business Days’ advance written notice of such disclosure to the other Party. Notwithstanding anything contained in this Agreement to the contrary, each Party acknowledges that the other Party is permitted to file this Agreement with the Securities and Exchange Commission and to disclose the terms of this Agreement in such Party’s reports or registration statements filed with or furnished to the Securities and Exchange Commission, provided that such Party shall provide the relevant portion of such proposed filing to the other Party at least five (5) days prior to the proposed filing date, and use its commercially reasonable efforts to obtain confidential treatment with respect to the commercially sensitive terms contained herein, which commercially sensitive terms shall include Sections 2.1(a), 5.11, and 6.1, and Exhibit C and Exhibit D; provided, further, that such Party’s ongoing financial reporting of the transactions contemplated by this Agreement in its reports or registration statements filed with or furnished to the Securities and Exchange Commission will be consistent with such Party’s past financial reporting practices as may be modified from time to time by the requirements of Applicable Law, regulation or accounting principles generally accepted in the United States. The five-day requirement shall not apply to any Form 8-K filed within four Business Days after the Effective Date.
     7.5. Cooperation. Each Party agrees to provide the other Party, upon reasonable advance request, access to documentation related to the Product Development and commercialization activities being conducted pursuant to this Agreement, including without limitation, protocols, data from clinical trials, analytical test methods, Regulatory Applications, proposed labeling for the Product, marketing plans and proposed advertising, marketing and promotional materials; provided, however, that to the extent any such documentation is Confidential Information, the receiving Party shall comply with the provisions of Section 7.1 with respect thereto. Each of the Parties agrees to provide the other Party with updates as to the Product Development and Commercialization of the Product via telephonic or in-person meetings, it being the intent of the Parties that such meetings occur on a regular basis.
ARTICLE VIII — PATENT RIGHTS
     8.1. Title. ARTES shall have no ownership interest in any ANIKA Patents.
     8.2. Cooperation. The Parties shall in good faith assist one another and cooperate in any filing, prosecution, maintenance, litigation, settlement discussion or negotiation contemplated by this Article VIII.
     8.3. Patent Filings.
     (a) ANIKA shall use commercially reasonable efforts to maintain the ANIKA Patents and, in its reasonable discretion, defend the ANIKA Patents against any actions and/or proceedings initiated at a patent office (e.g., reexaminations, oppositions and nullity actions) by Third-Parties during the Term.
     (b) The Patent Costs incurred during the Term shall be the sole responsibility of ANIKA. ANIKA retains the right to prepare, file, prosecute and maintain any ANIKA Patent, including any patent and patent applications relating to an invention developed in any jurisdiction, at ANIKA’s sole cost and expense.
     8.4. Enforcement Against Infringers.
     (a) Notice. If either Party learns that a Third Party is infringing or allegedly infringing any ANIKA Patent in the Field in the Territory, or if any Third Party claims that any such patent is invalid or unenforceable, it will promptly notify the other Party thereof including available evidence of infringement or the claim of invalidity or unenforceability. The Parties will cooperate and use reasonable efforts to stop such alleged infringement or to address such claim without litigation.
     (b) Enforcement and Defense of Patents.
     (i) Subject to Section 8.4(b)(ii), ANIKA will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any ANIKA Patent at its own expense, in its own name and entirely under its own direction and control. ANIKA may take steps including the initiation, prosecution and control any suit, proceeding or other legal action by counsel of its own choice and ARTES will have the right, at its own expense, to be represented in any such action by counsel of its own choice.
     (ii) If, pursuant to Section 8.4(b)(i), ANIKA fails to take the appropriate steps to enforce or defend any ANIKA Patent in the Territory, within a commercially reasonable period of time, then ARTES will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and

ANIKA will have the right, at its own expense, to be represented in any such action by counsel of its own choice.
     (c) If one Party brings any suit, action or proceeding under Section 8.4(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.
     (d) Cooperation; Damages.
     (i) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.
     (ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.
     (iii) Neither Party will settle or otherwise compromise any such suit, action or proceeding in a way that adversely affects the other Party’s Intellectual Property Rights or its rights or interests with respect to a Product without such Party’s prior written consent.
     (iv) Any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to Section 8.4(b) will be allocated first to the costs and expenses of the Parties in connection therewith, including, without limitation, attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 8.4(b).
ARTICLE IX — REPRESENTATIONS AND WARRANTIES.
     9.1. Representations and Warranties of ANIKA. ANIKA hereby represents and warrants to ARTES as follows as of the Effective Date:
     (a) ANIKA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and lawful authority to own, lease and operate its assets and to carry on its business as heretofore conducted. ANIKA has the full legal right, corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance by ANIKA of its obligations hereunder have been duly authorized by its board of directors, and no further corporate action or approval is required. The execution and delivery of this Agreement and the performance by ANIKA of its obligations hereunder do not and will not violate any material provision of Applicable Law or any provision of the Articles of Organization or By-Laws of ANIKA and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, any contract, mortgage, lien, lease, agreement, indenture, instrument, judgment or decree to which ANIKA is a party.
     (b) This Agreement has been duly executed and delivered by ANIKA and constitutes the valid and binding obligation of ANIKA, enforceable against ANIKA in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary as to ANIKA in connection with the execution and delivery of this Agreement and the performance by ANIKA of its obligations hereunder.
     (c) Except for rights that have been terminated in writing prior to the Effective Date and no longer have any force or effect, ANIKA has not granted a right to develop, use, import, make, have made, market, sell, promote, or distribute the Product in the Field in the Territory to any Third Party.
     (d) Except as set forth in Schedule 9.1(d), to the actual (as opposed to imputed or inferred) knowledge of ANIKA, the ANIKA Intellectual Property used or to be used in the Field and in the Territory is valid and enforceable and does not infringe the rights of any Third Party and is not the subject of any notice or claim regarding any infringement of any such rights.
     (e) ANIKA has not filed for bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition or a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise of arrangement with its creditors, has not taken any proceeding to have it declared either bankrupt or liquidated, has not taken any proceeding to have a receiver appointed for any part of its assets, and has not had any execution, charging order, levy or distress warrant become enforceable or become levied upon any of its assets.
     (f) To the best of ANIKA’s actual (as opposed to imputed or inferred) knowledge , there is no safety or efficacy issue with regard to the Product, the Specifications or the Packaging Requirements which would reasonably be expected to materially or substantially impair the ability of ARTES to successfully Commercialize, market and sell the Product, as supported by the FDA’s approval of Anika’s PMA No. 050033 and supplements thereto, stating that the Product is safe and efficacious.
     (g) Without regard to Section 5.18, ANIKA warrants to ARTES that, until the expiration date of each Unit of Product, such Unit of Product will conform to the Specifications in all material respects and the Packaging Requirements and will be free of defects in materials or workmanship.
     9.2. Representations and Warranties of ARTES. ARTES hereby represents and warrants to ANIKA as follows as of the Effective Date:
     (a) ARTES is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its assets and to carry on its business as heretofore conducted. ARTES has the full legal right, corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by ARTES of its obligations hereunder have been duly authorized by its board of directors, and no further corporate action or approval is required. The execution and delivery of this Agreement and the performance by ARTES of its obligations hereunder do not and will not violate any material provision of Applicable Law or of any provision of the Certificate of Incorporation of ARTES and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, any contract, mortgage, lien, lease, agreement, indenture, instrument, judgment or decree to which ARTES is a party.
     (b) This Agreement has been duly executed and delivered by ARTES and constitutes the valid and binding obligation of ARTES, enforceable against ARTES in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary as to ARTES in connection with the execution and delivery of this Agreement and the performance by ARTES of its obligations hereunder.
     (c) ARTES has not filed for bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition or a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise of arrangement with its creditors, has not taken any proceeding to have it declared either bankrupt or liquidated, has not taken any proceeding to have a receiver appointed for any part of its assets, and has not had any execution, charging order, levy or distress warrant become enforceable or become levied upon any of its assets.
     (d) ARTES is not currently developing any non-permanent dermal filler or HA Product and has not entered into any agreements relating to the development of any non-permanent dermal filler or HA Product except as disclosed in its public SEC filings.
     (e) ARTES expects to generate sufficient financial resources to meet its obligations hereunder during the Initial Term, and ARTES has no plans to file for bankruptcy.
     9.3. No Implied Warranties. EXCEPT AS PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESSED, IMPLIED, WRITTEN OR ORAL. ALL

OTHER WARRANTIES, EXPRESS, IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE, FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING, CUSTOMER USAGE OR TRADE ARE HEREBY DISCLAIMED.
ARTICLE X — ANIKA’S GENERAL OBLIGATIONS AND COVENANTS
     10.1. During the Term, ANIKA shall, and shall cause its Affiliates to:
     (a) Provide to ARTES reasonable sales and marketing support with respect to the Product, to the extent ARTES makes available opportunities to provide such support.
     (b) Maintain good and unencumbered title to the Products manufactured and delivered to ARTES pursuant to the terms of this Agreement.
     (c) Take security measures that are customary and reasonable in the industry in which ANIKA operates to protect the confidentiality and secrecy of all of the confidential or secret ANIKA Intellectual Property Rights.
     (d) Timely notify ARTES in writing of any suit, claim or complaint known to ANIKA resulting from the manufacture or use of any Product.
     (e) Maintain product liability insurance covering the Product in sufficient amount relative to business volume (but no less than $5,000,000), and with reputable insurance carriers.
     (f) Not supply any product in the Territory under the ELEVESS trademark (or any confusingly similar trademark) other than as set forth herein.
     (g) a reasonable period after the Effective Date, ANIKA shall build and implement a flash page as the start page on its internet website located at www.elevess.com, the primary purpose of which is to provide users with an opportunity to click a link to ELEVESS in the United States, which link shall direct to a website of ARTES’ choosing.
     (h) Not distribute or promulgate any marketing or promotional materials for the Product outside the Territory with the intent that such materials ultimately be used to target individuals in the Territory.
ARTICLE XI — ARTES’ GENERAL OBLIGATIONS AND COVENANTS
     11.1 During the Term, ARTES shall, and shall cause Affiliates to:
     (a) Store and distribute Product in accordance with direction for storage and distribution as indicated in the applicable Regulatory Approvals which are in effect at the time of such storage and distribution;

     (b) Market and sell the Product in accordance with approved labeling for the Product at the time of such distribution, marketing or sales;
     (c) Be responsible for the entire cost of Commercializing the Product in the Territory except as explicitly set forth herein;
     (d) Supply ANIKA with any information in ARTES’ possession or reasonably obtainable, as required under Applicable Law by the FDA or other governmental agencies for U.S. regulatory filings related to the sale of the Product;
     (e) Timely notify ANIKA in writing of any suit, claim or complaint known to ARTES resulting from the distribution or use of any Product;
     (f) Maintain product liability insurance covering the Product in sufficient amount relative to business volume (but no less than $5,000,000), and with reputable insurance carriers;
     (g) Invoice Third Parties appropriately, consistently and on a timely basis with respect to sales of the Product;
     (h) Commercialize (and use its commercially reasonable efforts to cause other ARTES Sellers to Commercialize) the Product in accordance in all material respects with all Applicable Laws, including without limitation, laws relating to the commercialization, sale, offering for sale, advertising, marketing and/or promotion of the Product and other applicable drug and medical device laws.
     (i) To the extent required by Applicable Law, keep (and use its commercially reasonable efforts to cause other ARTES Sellers to keep) detailed distribution records for each lot number detailing the quantity shipped and the first location where the lot was shipped by ARTES;
     (j) Except as contemplated by this Agreement, not distribute another temporary filler, regardless of material composition, that competes with the Product for use in the Territory;
     (k) Refrain from distributing, soliciting orders for or selling the Product to any Person for sales which ARTES knows or believes are intended to be distributed to users outside the Territory; and
     (l) Furnish to ANIKA all advertising, marketing and promotional materials that contain product claims related to the Product and are principally intended for use in the United States, including, without limitation, any content to be displayed on any website, abstracts, podium presentations and other publications, for ANIKA’s review and approval (which approval shall not be unreasonably withheld, delayed or conditioned) and shall be deemed granted if ANIKA does not deliver an objection in writing to ARTES concerning any such furnished material within five (5) Business Days of ANIKA’s actual receipt of such furnished material), provided that, notwithstanding any approval by ANIKA, ARTES remains solely liable for any claims or information contained in such advertising, marketing or promotional materials, including without limitation any product comparisons, to the extent that such claims and such information are not supported by the Product label and package insert claims and information as authorized by the FDA approval letter.
ARTICLE XII- TERM AND TERMINATION
     12.1. Term.
     (a) This Agreement shall commence on the Effective Date and shall remain in effect through                ***                and, subject to the requirements of 12.1(d), to                ***                 (“Initial Term”), subject to the termination and extension provisions set forth herein.
     (b) After the Initial Term, this Agreement may be renewed for      ***      ***      (together with the Initial Term, the “Term”), at the mutual agreement of the Parties.
     (c) Notwithstanding the above, upon written notice to ARTES, ANIKA shall have the right to early termination of the Initial Term effective upon such notice (i) if ARTES’ sales-force falls below       ***       anytime during the Initial Term, (ii) if ARTES is acquired by a company with a temporary filler, regardless of composition, that competes with the Product in the Territory, (iii) in       ***       , in the event that ARTES has not achieved Unit sales in calendar                ***                of at least       ***       Units, or (iv) pursuant to Section 13.5(b).
     (d) Provided a termination has not occurred under Section 12.1(c) above, ARTES shall have the optional right to extend the Term beyond       ***       through       ***      provided that on or before       ***       , ARTES pays to ANIKA a one-time, non-refundable payment of                ***                , provided, however, that ANIKA shall have the right to exercise its right to terminate the Agreement pursuant to Section 12.1(c)(iii) prior to ARTES having the right to extend the Term pursuant to this Section 12.1(d).
     12.2. Termination by Either Party. Notwithstanding any of the foregoing, this Agreement may be terminated by a Party upon written notice to the other Party of its intent to terminate under this Section 12.2 upon the occurrence of any of the following:
     (a) a material breach of any term or condition of this by the other Party which is amenable to cure, and the breaching Party shall have failed to cure such breach within       ***      days from the receipt by it of written notice thereof from the other Party; it being understood and agreed that with respect to ANIKA’s supply obligations, the failure by ANIKA to supply ARTES with at least       ***       of the monthly quantities of the Product included in ARTES’ Purchase Orders and binding on ANIKA in accordance with all Specifications and Packaging Requirements for       ***       shall constitute a material breach; provided, however, that ANIKA may cure such material breach by fulfilling its supply obligation shortfall from the previous       ***       in the succeeding       ***       , but subject to ARTES reducing otherwise-applicable Purchase Orders due to missed opportunities as a result of ANIKA’S failure under Section 5.8;
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     (b) the other Party assigns or transfers this Agreement in violation of Section 16.5;
     (c) the other Party commits a material breach of this Agreement which is not amenable to cure;
     (d) the other Party shall commence any case, proceeding or other action (A) under any applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, provided, however, this subclause shall not apply to any Affiliate of such other Party, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets;
     (e) there shall be commenced against the other Party any such case, proceeding or other action referred to in clause (d) of this Section 12.2 which results in the entry of an order for relief, and which has not been relieved within sixty (60) days;
     (f) the other Party taking any action authorizing, or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in clauses (d) or (e) of this Section 12.2;
     (g) the other Party admitting in writing its inability generally to pay its debts as they become due;
     (h) if by reason of force majeure, as described in Section 16.11, the obligations imposed hereunder cannot be discharged by the other Party for a period of more than      ***       ***       , provided that if at the end of such                 ***                  period ANIKA and ARTES agree that such force majeure will not exist for an additional       ****       , then this termination right shall not be exercisable until the expiration of such additional       ***       period and shall be of no force or effect with respect to such force majeure event if such other Party resumes performance under this Agreement by the end of such additional       ***       period; or
     (i) Either Party may terminate hereunder if new objective evidence arising after the Effective Date reveals that the Product (in conformity with the Specifications and the Packaging Requirements) has any safety issue that materially or substantially impairs the ability of ARTES to successfully Commercialize, market or sell the Product.
     12.3. Results of Termination.
     (a) Upon expiration or termination of this Agreement for any reason, all rights and licenses granted to ARTES pursuant to this Agreement and all open purchase orders shall immediately terminate, and ARTES and all ARTES Sellers shall discontinue all marketing and distribution of the Products; provided, that ARTES shall be permitted to continue marketing and distributing the Products for a period of       ***       if ANIKA has not repurchased all the Product in ARTES’ possession pursuant to Section 12.3(f).
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     (b) Upon expiration or termination of this Agreement for any reason, ARTES shall provide ANIKA, at no cost to ARTES, copies of all relevant unprivileged communications and correspondence with and from regulatory agencies pertaining to the Product and copies of all relevant marketing and promotional materials, and except as set forth in Section 12.3(f), excluding customer lists and other information which would reveal the identity of customers.
     (c) Upon expiration or termination of this Agreement for any reason, each Party shall promptly upon request return to the requesting Party all of the requesting Party’s relevant records, materials and Confidential Information relating to the Product in the possession or control of the other Party or its sublicensees.
     (d) Termination or expiration of this Agreement for any reason shall not terminate ARTES’ obligation to pay ANIKA all payments earned, payable or accrued pursuant to this Agreement, including without limitation for the Product which has been shipped to ARTES; but the annual minimum purchase requirements for the year in which termination occurs shall be inapplicable.
     (e) Upon expiration or termination of this Agreement for any reason, ANIKA shall retain all payments made by ARTES under this Agreement (except as Section 5.18(b) otherwise requires).
     (f) Notwithstanding any other provision of this Agreement, ARTES agrees to provide ANIKA with its current Product customer list and Product sales history in the event of a termination by ANIKA pursuant to Sections 12.1(c)(i) or (ii), or Section 12.2(a)-(g).
     (g) Upon expiration or termination of this Agreement for any reason, ANIKA shall have the right to purchase all of ARTES’ or ARTES’ Sellers’ inventory of the Product (remaining unsold at the time of ANIKA’s written notice of election to purchase) in merchantable condition and having a remaining shelf life of at least                 ***                 , at the applicable Per Unit Price provided, in the case of a termination by ARTES upon ANIKA’s breach of this Agreement, that ANIKA shall (upon ARTES’ written notice of election to require repurchase) repurchase all of ARTES’ or ARTES’ Sellers’ unsold inventory of the Product at the applicable Per Unit Price.
     (h) Upon expiration or termination of this Agreement for any reason, ARTES shall promptly shut down the Product website referred to in Section 10.1(g).
     12.4. Accrued Rights; Surviving Obligations.
     (a) Termination of this Agreement for any reason shall be without prejudice to any Party’s obligations which shall have accrued prior to such termination, or to the remedy, in accordance with the terms herein or therein, of either Party in respect of any previous breach of any covenant contained herein or therein, as applicable.
     (b) Such termination shall not relieve either Party from obligations that are indicated to survive termination or expiration of this Agreement.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     (c) Notwithstanding any provision to the contrary herein, the following provisions shall survive any termination or expiration of this Agreement:
     (i) Articles: I (Definitions); VII (Publications; Transfer of Data; Confidentiality; Cooperation); IX (Representations and Warranties); XIII (Indemnification); XV (Dispute Resolution); and XVI (Miscellaneous); and
     (ii) Sections: 5.18 (Product Acceptance and Rejection), 5.20 (Product Complaints), 5.21 (Product Recalls), 6.4(b) (Reports and Records), 12.3 (Results of Termination); 12.4 (Accrued Rights; Surviving Obligations); and 12.5 (Termination Not Sole Remedy).
     (d) Each Party acknowledges and agrees that, following termination or expiration of this Agreement, the terms and conditions of this Agreement shall be treated as Confidential Information of the other Party and shall be subject to the confidentiality provisions hereof.
     12.5. Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.
ARTICLE XIII — INDEMNIFICATION
     13.1. Indemnification by ANIKA. ANIKA shall indemnify and defend ARTES, its Affiliates and their respective directors, officers, employees, licensors and agents, and their respective successors, heirs and assigns, and defend and save each of them harmless, from and against any and all claims, demands, losses, damages, liabilities, settlements, fees, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of any actual or alleged:
     (a) breach by ANIKA of any of ANIKA’s representations and warranties made hereunder or other obligations hereunder or under any Applicable Law;
     (b) subject to Section 13.5(b), infringement by a Product (in conformity with the Specifications and the Packaging Requirements), or its intended use, of any Third Party’s Intellectual Property Rights;
     (c) negligent act or omission of ANIKA in connection with the design, Development, manufacture, packaging or (to the extent occurring before delivery at the Shipping Point), testing, warehousing or handling of the Product; or
     (d) illness or personal injury, including death, or property damage relating to the Products, to the extent resulting from ANIKA’s negligence;
provided, however, that, in circumstances in which this Agreement provides to ARTES a sole and exclusive remedy, nothing in this Section 13.1 is intended, or shall be interpreted, to provide

ARTES, its successors or permitted assigns with any additional remedy, benefit or recovery, unless any of ANIKA’s representations and warranties under Section 9.1 were untrue when made or is breached, in which case ARTES shall be entitled to indemnification pursuant to Section 13.1(a).
     13.2. Indemnification by ARTES. ARTES shall indemnify and defend ANIKA, its Affiliates and their respective directors, officers, employees, licensors and agents, and their respective successors, heirs and assigns, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of any actual or alleged:
     (a) breach by ARTES of any of ARTES’ representations and warranties made hereunder or other obligations hereunder or any Applicable Law;
     (b) claim made by ARTES Sellers, as to the safety or effectiveness of the Product or the use to be made of the Product by any purchaser of the Product, contained in any advertising or other promotional material created and disseminated by ARTES Sellers to the extent that such claim is not supported by the Product label and package insert as approved by the FDA in the PMA approval letter;
     (c) other negligent act or omission of the ARTES Sellers in connection with marketing, promotion, and sale of the Product, including the storage, handling and distribution by ARTES Sellers of the Product;
     (d) ARTES Sellers’ use, sale or disposition of the Product where such Product incorporate changes made by ARTES Sellers to the applicable Specifications or packaging, or changes made by ARTES Sellers to any Regulatory Application with respect to the Product which ANIKA has not approved; or
     (e) illness or personal injury, including death, or property damage relating to the Product, to the extent resulting from ARTES’ negligence.
     13.3. Exculpation of ANIKA. Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that ANIKA shall have no liability to ARTES under this Article XIII for claims, losses, or liability of any kind based upon or related to:
     (a) changes made by ARTES Sellers to the Specifications or packaging, or changes made by ARTES Sellers to any Regulatory Application with respect to the Product;
     (b) sale or disposition of the Product by ARTES Sellers for any use other than the uses specified by the accompanying package inserts;
     (c) use, sale or disposition of the Product by ARTES Sellers in combination with devices or products not licensed hereunder, where such combined sale or disposition is the sole cause of an infringement claim and where such Product would not itself be infringing;

     (d) sale or disposition of the Product by ARTES Sellers in or for an application or environment for which such Product was not approved by the FDA or other applicable governmental or regulatory agency; or
     (e) modifications of the Product by ARTES Sellers;
in each case to the extent such changes, uses, sales, dispositions or modifications give rise to the claim, loss or liability and have not been approved by ANIKA.
     13.4. Exculpation of ARTES. Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that ARTES shall have no liability to ANIKA under this Article XIII for claims, losses or liability of any kind based upon or related to:
     (a) the design, manufacturing, packaging, sterilization, testing, warehousing or handling of the Product by ANIKA (whether or not ANIKA would have any obligation to indemnify ARTES therefor); and
     (b) Changes made by ANIKA to the Specifications, which changes have not been approved by ARTES;
     13.5. Indemnification Procedures.
     (a) If ARTES or ANIKA intends to claim indemnification under this Article XIII as a result of a Third Party claim or suit, such Party (the “Claiming Party”) shall (i) promptly notify the other Party in writing of any claim or loss for which it intends to claim such indemnification, (ii) use its commercially reasonable efforts to cooperate with the other Party and its legal representatives in the investigation of any claim or loss covered by this Article XIII, and (iii) allow the other Party to control the defense and/or disposition of such suit or claim; provided that the Claiming Party shall have the right to participate at its own expense through counsel of its own choosing. Neither Party shall have any indemnification obligations hereunder to the extent that such Party’s ability to defend such suit or redress such loss is materially prejudiced by the Claiming Party’s failure to perform the obligations under subclause (ii) of the preceding sentence. No claim shall be settled for which any Indemnifying Party shall be liable without the advance written consent of both the indemnifying Party and the Claiming Party, which consent shall not be unreasonably withheld.
     (b) If Product should become, or be likely to become in ANIKA’s opinion, the subject of a claim of infringement by a Third Party of such Third Party’s Intellectual Property Rights in the Territory, ANIKA shall notify ARTES and ANIKA shall use commercially reasonable efforts to (i) procure for ARTES, at ANIKA’s expense, the right to continue distributing the Product, or (ii) replace or modify, at ANIKA’s expense, the allegedly infringing Product to make it non-infringing. ARTES shall cease distribution of all allegedly infringing Product the earlier of (X) when ANIKA has provided ARTES with non-infringing Product, and (Y) thirty (30) days following notice from ANIKA that Product is, or is likely to become, the subject of a claim of infringement by a Third Party of such Third Party’s Intellectual Property Rights in the Territory. ANIKA shall have no obligation to indemnify ARTES for damages accruing after the date on which ARTES was obligated to stop distributing infringing Product pursuant to (X) and (Y) above. In the event of (X) above, ANIKA shall replace all of ARTES’

inventory of infringing Product with non-infringing Product, at no cost to ARTES. In the event that demonstrably neither (i) or (ii) above are practicable with regard to a claim of infringement of any Intellectual Property Right in the Territory, other than the trademark rights of a Third Party, ANIKA may terminate this Agreement immediately upon notice to ARTES.
     13.6. Cooperation. ARTES and ANIKA hereby agree to reasonably cooperate in the defense of any Third-Party claim. Each Party further agrees to make available to the other such of its employees, documents and expertise as are reasonably required in the mutual defense of such Third-Party claim.
     13.7. Mitigation of Damages. Each Party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the losses for which indemnification is provided to it under this Article XIII.
     13.8. No Rescission. In no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of this Agreement.
ARTICLE XIV — STEERING COMMITTEE
     14.1. Steering Committee Structure and Members. ANIKA and ARTES shall create, within                 ***                   days after the Effective Date (or such later time as may be mutually agreed to by the Parties), a committee (the “Steering Committee”) to provide advisory input regarding the commercialization of the Product. The Steering Committee shall have two (2) members from each Party who shall be named at the time of the formation of the Steering Committee. Each Party may change its representatives upon notice to the other Party. Members of the Steering Committee shall serve on such terms and conditions as shall be determined by the Party selecting such person for membership on the Steering Committee. The chairmanship of the Steering Committee shall be held by a representative of ARTES.
     14.2. Steering Committee Meetings. The Steering Committee: (a) shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the Steering Committee, but in no event shall such meetings be held less frequently than two (2) times per year; (b) may conduct meetings in person or by telephone conference; and (c) shall keep minutes reflecting actions taken at meetings signed by one of the members of the Steering Committee from each of the Parties. Each Party may invite to the meetings those people whom it believes may be necessary to discuss issues to be discussed at such meeting provided that there is no conflict of interest.
     14.3. Topics for the Steering Committee. The Steering Committee shall, among other things, review launch plans and annual sales and marketing plans for the Product, including                    ***                  . In connection with any meeting of the Steering Committee, the Parties will endeavor to provide to the other Party all materials in connection with this Section 14.3 at least five (5) Business Days in advance of such meeting.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ARTICLE XV — DISPUTE RESOLUTION
     15.1. Dispute Resolution.
     (a) In the case of any claim, dispute or controversy between the Parties arising out of or in connection with or relating to this Agreement (including, without limitation, disputes with respect to the rights and obligations of the Parties following termination), and in case this Agreement does not provide a solution for how to resolve such disputes, the Parties shall endeavor to discuss and negotiate in good faith towards a solution acceptable to both Parties and in the spirit of this Agreement. If the Parties fail to reach agreement within thirty (30) days, either Party may, by written notice to the other Party, refer the dispute to the Steering Committee for attempted resolution for a further thirty (30) day period. In the event that such dispute is not resolved by the Steering Committee within such (30) day period, the dispute shall be referred to the principal executive officer of ANIKA and the principal executive officer of ARTES for attempted resolution by good faith negotiation within ten (10) days after such notice is received.
     (b) Notwithstanding the foregoing, if the Parties dispute any Product recall, withdrawal or corrective action under Article V, the Parties shall use commercially reasonable efforts to resolve such dispute on an expedited basis, but in no event later than five (5) days after such dispute arises.
     (c) Prior to commencement of arbitration pursuant to Section 15.2, the Parties must attempt to mediate their dispute using a professional mediator from the CPR Institute for Dispute Resolution. Within a period of forty-five (45) days after the request for mediation, the Parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than forty-five (45) days absent agreement of the Parties or interfere with the availability of emergency relief. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by arbitration pursuant hereto.
     15.2. Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement, (including, without limitation, disputes with respect to the rights and obligations of the Parties following termination) (each, a “Dispute”) not settled by the procedures set forth in Section 15.1 above shall be adjudicated by arbitration in accordance with the arbitration proceedings as set forth in Exhibit E attached hereto.
     15.3. Injunctive Relief. Notwithstanding Section 15.2, each Party hereby acknowledges that, in the event it violates, or threatens to violate, any of the covenants herein, the other Party will be, subject to Section 15.2, entitled to seek from any court of competent jurisdiction, without the posting of any bond or other security, injunctive relief, which rights will be cumulative and in addition to any other rights or remedies in law or equity to which it may be entitled.
ARTICLE XVI — MISCELLANEOUS
     16.1. Relationship of Parties. For the purposes of this Agreement, each Party is an independent contractor and not an agent or employee of the other Party. Neither Party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or therein or authorized in writing, and each Party agrees not to purport to do so.
     16.2. Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
     16.3. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.
     16.4. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns.
     16.5. Assignment. Neither Party may assign or transfer this Agreement (whether by operation of law or otherwise) or its rights and obligations under this Agreement without the prior written consent of the other Party, and any such assignment or transfer shall be null and void and entitle the non-assigning party to terminate this Agreement, as the case may be, forthwith. Notwithstanding the foregoing, either Party may assign this Agreement without the consent of the other Party (i) to any Affiliate, or (ii) in connection with the Party being acquired or the sale of all or substantially all of its assets (whether by merger, consolidation or otherwise).
     16.6. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
     16.7. Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, irrespective of any choice of laws or conflict-of-law principles.
     16.8. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had to the extent of its invalidity or unenforceability not been included herein.
     16.9. Entire Agreement. This Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any and all prior or contemporaneous oral and prior written agreements and understandings; provided, that any nondisclosure/nonuse agreements are not superseded.
     16.10. Advice of Counsel. ARTES and ANIKA have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

     16.11. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure or delay of performance by the defaulting Party if the failure or delay is occasioned by (i) any fire, explosion, unusually severe weather, natural disaster or Act of God; (ii) epidemic, any nuclear, biological, chemical, or similar attack; any other public health or safety emergency; any act of terrorism; and any action reasonably taken in response to any of the foregoing; (iii) any act of declared or undeclared war or of a public enemy, or any riot or insurrection; (iv) any disruption in transportation, communications, electric power or other utilities, or other vital infrastructure; or any means of disrupting or damaging internet or other computer networks or facilities; (v) any strike, lockout or other labor dispute or action; or (vi) any action taken in response to any of the foregoing events by any civil or military authority; provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. The Party claiming force majeure shall (a) notify in writing the other Party of such disability as soon as practicable and (b) use its commercially reasonable efforts to remove such disability forthwith. The time for any affected performance by the Party shall be extended for the same number of days as the force majeure persists.
     16.12. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     16.13. No Trademark Rights. Except as otherwise explicitly provided herein or therein, no right, express or implied, is granted by this Agreement to use in any manner the name “ANIKA” or “ARTES,” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.
     16.14. Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), email (receipt acknowledged), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following address (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).
If to ANIKA,
addressed to:
ANIKA THERAPEUTICS INC.
32 Wiggins Avenue
Bedford, MA 01730
Attention: Chief Executive Officer
Facsimile: (781) 305-9715
Email: csherwood@anikatherapeutics.com

With a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: H. David Henken, P.C.
Facsimile: (617) 523-1231
Email: dhenken@goodwinprocter.com
     If to ARTES:
addressed to:
ARTES MEDICAL, INC.
5870 Pacific Center Boulevard
San Diego, CA 92121
Attention: Karla R. Kelly, Chief Legal Officer
Facsimile: (858) 875-5609
Email: kkelly@artesmedical.com
With a copy to:
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Hayden Trubitt
Facsimile: (858) 587-5903
Email: hayden.trubitt@hellerehrman.com
     16.15. Waiver. Except as specifically provided for herein or therein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.
     16.16. Damages. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR LOST PROFITS, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE XIII FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

     16.17. Agreement Expenses. Except as specifically provided herein, ARTES and ANIKA shall each bear their own attorneys’ and accounting fees and other expenses in connection with this Agreement and any related transaction.
     16.18. Schedules and Exhibits. All Schedules and Exhibits referred to in this Agreement are attached hereto and thereto and incorporated herein or therein by reference.
     16.19. Beneficiaries. Except as provided in Article XIII, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective Affiliates, successors and permitted assigns.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

ARTES MEDICAL, INC.	ANIKA THERAPEUTICS, INC.

By:	/s/ Christoper J. Reinhard	By:	/s/ Charles H. Sherwood

	Name: Christopher J. Reinhard Title: Executive Chairman		Name: Charles H. Sherwood, Ph.D Title: President and CEO

By:	/s/ Michael K. Green

Name: Michael K. Green Title: Chief Financial Officer

EXHIBIT A
ANIKA MARKS
ELEVESS

EXHIBIT B
ANIKA PATENTS AND JOINT PATENTS
***
***
***
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT C
PER UNIT PRICE/PRICE PER SAMPLE
Per Unit Price:           ***
Per Sample Price:           ***                , except that up to      ***           units of the Product will be provided at no charge in connection with the initial launch of the Product.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT D
SPECIFICATIONS
***

***
***
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT E
ARBITRATION
Subject to Section 15.1, the Parties agree to resolve any Dispute exclusively through binding arbitration conducted under the auspices of the American Arbitration Association (the “AAA”) pursuant to AAA’s Commercial Arbitration Rules then in effect. The arbitration shall be conducted in the English language before three (3) arbitrators appointed in accordance with the Commercial Arbitration Rules then in effect; provided that at least one such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the medical device industry and possessing a sophisticated understanding of the legal, business and scientific issues addressed in the arbitration. Unless otherwise agreed by the Parties, any arbitration hereunder shall be conducted in New York City. Unless agreed otherwise by the Parties, the Parties shall have sixty (60) days from the appointment of the last to be appointed of the three (3) arbitrators to present and/or submit their positions to the arbitrators, and the Parties shall have a hearing before the arbitrators within ten (10) Business Days of such submission. The arbitrators shall hear evidence by each Party and resolve each of the issues identified by the Parties. The arbitrators shall be instructed and required to render a written, final, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made. The arbitration award so given shall be a final and binding determination of the dispute, which resolution and award shall be fully enforceable in any court of competent jurisdiction and shall not include any damages expressly prohibited by Section 16.16. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. The Parties shall use all reasonable efforts to keep arbitration costs to a minimum. Each Party must bear its own attorneys’ fees and associated costs and expenses.

EXHIBIT F
PRODUCT PACKAGING
***
***
***
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Schedule 9.1(d)
***
***
***
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.